EX-99.1

TScan Therapeutics Reports First Quarter 2023 Financial Results and Provides Corporate Update

Entered into partnership with Amgen to identify novel targets in Crohn’s disease; TScan to receive $30 million upfront

Enrolled patients in all three arms of Phase 1 hematologic malignancies study; TSC-101 progressing to second dose level

Announced upcoming trial-in-progress poster presentation on 5/17 at ASGCT, followed by call at 5:30 p.m. ET

Appointed Barbara Klencke, M.D., to Board of Directors

Ended 1Q 2023 with cash and cash equivalents of $95.6 million, which combined with Amgen partnership extends cash runway into 3Q 2024

WALTHAM, Mass., May 10, 2023 -- TScan Therapeutics, Inc. (Nasdaq: TCRX) (“TScan” or the “Company”), a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR)-engineered T cell therapies (TCR-T) for the treatment of patients with cancer, today reported financial results and provided a corporate update for the first quarter ended March 31, 2023.

“The partnership with Amgen highlights the additional value of TScan’s target discovery platform outside oncology, and we look forward to working with them to identify novel T-cell targets in Crohn’s disease,” said Gavin MacBeath, Ph.D., acting Chief Executive Officer and Chief Scientific and Operating Officer. “During the first quarter we announced the dosing of our first patient in the Phase 1 heme malignancies umbrella study. This patient was dosed with TSC-101, which targets minor histocompatibility antigen HA-2, and we are pleased to announce that the Safety Review Committee has now approved initiating dose level two for TSC-101. The second dose level will consist of two successive doses of TSC-101, administered 40 days apart. We have also recently dosed the first patient in the TSC-100 arm, achieving our midyear milestone of enrolling patients in all three arms of the study. With regards to solid tumors, we remain on track to file INDs for two additional TCRs by the middle of 2023 and two more by the end of the year. These will cover additional target antigens, including HPV16 and PRAME, and a variety of HLA types, allowing us to further expand the reach of multiplexed TCR-T cell therapy.”

Recent Corporate Highlights

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In May 2023, the Company announced a partnership with Amgen to identify T-cell targets in Crohn’s disease for the development of novel therapeutics. The partnership combines TScan’s proprietary target discovery platform with Amgen’s expertise in Crohn’s disease and their capabilities to develop novel, target-specific treatments for autoimmune disorders. TScan will receive $30 million up front with potential development and commercial milestone payments exceeding $500 million.

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In March 2023, TScan announced that the first patient was dosed in the Phase 1 umbrella clinical trial evaluating TSC-100 and TSC-101 for the treatment of patients with hematologic malignancies undergoing hematopoietic cell transplantation (HCT). The first patient was treated with TSC-101, the first clinical cell therapy product targeting minor histocompatibility antigen (MiHA) HA-2, to treat residual leukemia and prevent relapse following HCT. After completing the dose limiting toxicity observation period for patient one, the Safety Review Committee approved escalating to dose level two for TSC-101.

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TScan recently dosed the first patient in the TSC-100 arm (targeting MiHA HA-1) of the Phase 1 study in hematologic malignancies. The Company has now enrolled patients in all three arms of the study, including the two treatment arms and the control arm.

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The Company will present a trial-in-progress poster at the American Society of Gene and Cell Therapy (ASGCT) 26th Annual Meeting on Wednesday, May 17, 2023:

Title: Trial in Progress: A Phase 1 Trial of TSC-100 and TSC-101, Engineered T Cell Therapies that Target Minor Histocompatibility Antigens to Eliminate Residual Disease After Hematopoietic Cell Transplantation

Presenter: Monzr M. Al Maki, M.D.

Poster Board and Abstract Number: 798

Session Title: Wednesday Poster Session

Session Date/Time: Wednesday, May 17, 2023, at 12:00 p.m. PT / 3:00 p.m. ET

The Company will host a virtual event on Wednesday, May 17th at 5:30 p.m. ET to discuss highlights from the presentation. Registration for the event can be found here.

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The Company recently announced the appointment of Barbara Klencke, M.D., to its Board of Directors. Dr. Klencke is an accomplished oncology drug developer with a demonstrated track record of success, having made substantial contributions to the development and approval of numerous oncology products. She most recently served as the Chief Medical and Chief Development Officer of Sierra Oncology, Inc., which was acquired by GlaxoSmithKline in 2022.

Upcoming Anticipated Milestones

Hematologic Malignancies Program:

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Enrolled patients in all three arms in the Phase 1 umbrella trial (NCT05473910) for TSC-100 and TSC-101, with upcoming poster presentation at the ASGCT 26th Annual Meeting.
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Expects to reach the recommended Phase 2 dose for TSC-100 and TSC-101 and report interim clinical data for the program by the end of 2023.
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Plans to complete Phase 1 dosing and report prevention of relapse data in 2024.
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Anticipates reporting two-year relapse data and initiating a registration trial in 2025.

Solid Tumor Program:

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Anticipates further expansion of the ImmunoBank by filing INDs for two additional TCR-Ts (TSC-200-A0201 targeting HPV16 and TSC-203-A0201 targeting PRAME) by the middle of 2023, and two more TCR-Ts by year end.
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Plans to initiate Phase 1 solid tumor clinical study in the second half of 2023 and anticipates sharing preliminary singleplex data for the most advanced TCRs by the end of 2023.
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Expects to report initial multiplexed therapy data for its first combination of TCR-Ts under T-Plex, as well as response data for initial singleplex cohorts, in 2024.
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Anticipates T-Plex duration of response data and singleplex response data for additional TCR-Ts in 2025.

First Quarter 2023 Financial Results

As of March 31, 2023, TScan Therapeutics had cash and cash equivalents of $95.6 million, excluding $5.0 million of restricted cash. Based on current operating plans, the Company believes that existing cash and cash equivalents, combined with expected proceeds from the Amgen partnership, will be sufficient to fund its operating expenses and capital expenditure requirements into the third quarter of 2024.

Revenue for the first quarter ended March 31, 2023, was $6.8 million, compared to $3.0 million for the first quarter ended March 31, 2022 (2022 Quarter). This increase is primarily due to the timing of research activities related to the conclusion of the Company’s Collaboration and License Agreement with Novartis Institutes for Biomedical Research, Inc.

Research and development expenses for the first quarter ended March 31, 2023, were $21.8 million, compared to $14.7 million for the 2022 Quarter. The increase of $7.1 million was primarily driven by an increase in personnel expense, expansion of leased facilities, and Phase 1 study start-up activities for the hematologic malignancies and solid tumor clinical trials.

General and administrative expenses for the first quarter ended March 31, 2023, were $7.8 million, compared to $4.5 million for the 2022 Quarter. The increase of $3.3 million in general and administrative expenses was primarily driven by increased personnel and facilities costs to support the progress of the Company into the clinic.

For the first quarter ended March 31, 2023, TScan Therapeutics reported a net loss of $22.6 million, compared to a net loss of $16.2 million for the 2022 Quarter.

As of March 31, 2023, the Company had issued and outstanding shares of 24,225,954, which consists of 19,480,729 shares of voting common stock and 4,745,225 shares of non-voting common stock.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR)-engineered T cell therapies (TCR-T) for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidates, TSC-100 and TSC-101, are in development for the treatment of patients with hematologic malignancies to eliminate residual disease and prevent relapse after allogeneic hematopoietic cell transplantation. The Company is also developing multiplexed TCR-T therapy candidates for the treatment of various solid tumors. The Company has developed and continues to build its ImmunoBank, the Company’s repository of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types, to provide customized multiplexed TCR-T therapies for patients with a variety of solid tumors.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, and timing relating to the Company’s hematologic malignancies program, including patient enrollment, reaching recommended Phase 2 dose for TSC-100 and TSC-101, interim clinical data, and prevention of relapse data; the Company’s plans, progress, and timing relating to the Company’s solid tumor program, including submission of INDs and reporting of preliminary data and initial multiplexed therapy data; the Company’s ability to fund its operating expenses and capital expenditure requirements with its existing cash and cash equivalents; the structure, timing and success of the Company’s planned preclinical development and clinical trials; the potential benefits of any of the Company’s proprietary platforms, multiplexing, or current or future product candidates in treating patients; and the Company’s goals, focus, strategy, and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “advance,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s approved INDs and enrollment of patients in its study being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the partnership with Amgen being indicative or predictive of the value of TScan’s target discovery platform outside of oncology; the timing of the launch, initiation, progress and expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s timeline regarding its filing of INDs for its TCRs throughout the year, TScan’s ability to enroll patients for its clinical trials within its expected timeline, TScan’s plans relating to developing and commercializing its TCR-T therapy candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Heather Savelle
TScan Therapeutics, Inc.
VP, Investor Relations
857-399-9840
hsavelle@tscan.com

Joyce Allaire
LifeSci Advisors, LLC
Managing Director
617-435-6602
jallaire@lifesciadvisors.com

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$95,608	$120,027
Other assets	77,969	79,064
Total assets	$173,577	$199,091
Liabilities and Stockholders' Equity
Total liabilities	$95,559	$99,657
Total stockholders' equity	78,018	99,434
Total liabilities and stockholders' deficit	$173,577	$199,091
Common stock outstanding as of March 31, 2023	24,225,954

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue
Collaboration and license revenue	$6,803	$3,021
Operating expenses:
Research and development	21,779	14,690
General and administrative	7,767	4,494
Total operating expenses	29,546	19,184
Loss from operations	(22,743)	(16,163)
Interest and other income, net	1,136	7
Interest expense	(956)	-
Net loss	$(22,563)	$(16,156)
Net loss per share, basic and diluted	$(0.93)	$(0.67)
Weighted average common shares outstanding—basic and diluted	24,225,954	23,974,642